Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603
6000 Central Highway
Pennsauken, NJ 08109

J & J SNACK FOODS
REPORTS FIRST QUARTER SALES
AND EARNINGS

Pennsauken, NJ, January 28, 2013 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 29, 2012.

Sales increased 11% to $191.4 million from $172.7 million in last year’s first quarter. Net earnings increased 86% to $10.2 million in the current quarter from $5.5 million last year.  Earnings per diluted share increased 86% to $.54 for the first quarter from $.29 last year. Operating income increased 78% to $15.1 million in the current quarter from $8.5 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Our foodservice and frozen beverage businesses performed well and helped establish record sales and earnings for the quarter.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and  SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, and MINUTE MAID*  frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes,  MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld  products.  J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon  and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

- more -

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended
	December 29, 2012	December 24, 2011
Net Sales	$191,408	$172,686
Cost of goods sold	137,273	126,280
Gross Profit	54,135	46,406

Operating expenses
Marketing	17,136	17,659
Distribution	15,400	14,219
Administrative	6,599	6,066
Other general income	(61)	(1)
	39,074	37,943
Operating Income	15,061	8,463
Other income (expense)
Investment income	776	355
Interest expense & other	(25)	(39)
Earnings before income taxes	15,812	8,779
Income taxes	5,586	3,294
NET EARNINGS	$10,226	$5,485

Earnings per diluted share	$0.54	$0.29

Weighted average number of diluted shares	18,870	18,874

Earnings per basic share	$0.54	$0.29

Weighted average number of basic shares	18,807	18,806

CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	(unaudited) December 29, 2012	September 29, 2012
Cash and cash equivalents	$80,216	$154,198
Current marketable securities held to maturity	976	1,214
Other current assets	150,516	152,656
Property, plant and equipment, at cost	141,950	141,544
Goodwill	76,899	76,899
Other intangible assets, net	47,345	48,464
Marketable securities held to maturity	24,998	24,998
Marketable securities available for sale	80,029	-
Other	3,309	3,071
Total	$606,238	$603,044

Current Liabilities	$78,037	$81,505
Long-term obligations under capital leases	281	347
Deferred income taxes	44,954	44,874
Other long-term liabilities	776	831
Stockholders' Equity	482,190	475,487
Total	$606,238	$603,044

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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